Exhibit 3.1

◇ PicoCELA Corporation Articles of Incorporation ◇

Prepared on July 20, 2008

Revised March 20, 2009

Revised January 31, 2012

Revised April 22, 2013

Revised February 28, 2014

Revised March 2, 2017

Revised July 1, 2017

Revised September 21, 2017

Revised July 19, 2018

Revised January 23, 2019

Revised January 30, 2020

Revised July 30, 2020

Revised August 18, 2020

Revised December 23, 2020

Revised December 24, 2021

Revised December 27, 2022

Revised July 31, 2023

Revised January 25, 2024

Revised July 17, 2024

Revised October 15, 2024

Revised October 24, 2024

Revised November 29, 2024

Revised September 30, 2025

Revised January 26, 2026

Revised February 24, 2026

Revised April 30, 2026

Revised June 18, 2026

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Articles of Incorporation

Chapter 1 General Provisions

(Trade Name)

Article 1	The Company shall be known as PicoCELA Corporation, and its English name shall be PicoCELA Inc.

(Purpose)

Article 2	The purpose of the Company is to engage in the following business activities:

(1)	Planning, development, sales, and maintenance of information and communication systems

(2)	Planning, production, development, sales, leasing, rental, maintenance, and consulting services for information and communication systems and software

(3)	Development, manufacturing, sales, and import/export of communication and information processing equipment

(4)	Intermediation in the sale, purchase, implementation, and licensing of intellectual property rights

(5)	All incidental business related to the above items

(Head Office Location)

Article 3	The Company shall have its head office in Chuo-ku, Tokyo.

(Organizations)

Article 4	In addition to the General Meeting of Shareholders and the Board of Directors, the Company shall have the following organs:

(1)	Board of Directors

(2)	Audit and Supervisory Committee

(3)	Accounting Auditor

(Method of Public Notice)

Article 5	The Company shall make public notices by electronic means. However, in the event of an accident or other unavoidable circumstances preventing electronic publication, notices shall be published in the Official Gazette.

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Chapter 2 Stock

(Total Authorized Shares)

Article 6	The types of authorized shares of the Company shall consist of: Common Shares that do not provide special provisions regarding matters set forth in each item of Article 108, Paragraph 2 of the Companies Act, and Class Shares as provided in Chapter 3 (hereinafter referred to as “Class A Preferred Shares”). 2 The total number of authorized shares shall be 38,455,220 shares, consisting of: 18,455,220 Common Shares, and 20,000,000 Class A Preferred Shares.

(Acquisition of Own Shares)

Article 7	The Company may acquire its own shares through market transactions, etc., by resolution of the Board of Directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Request for Entry of Shareholder Register Information)

Article 8	To request the entry or recording of matters in the shareholder register, the acquirer of the Company’s shares must submit a request using the Company’s prescribed form. This request must be jointly made by the acquirer and the person entered or recorded in the shareholder register as the shareholder of the acquired shares, or their heir or other universal successor, who must sign or affix their seal to the request. However, if the reason falls under those specified by Ministry of Justice ordinance, the acquirer may make the above request alone.

(Request for Registration of Pledge and Indication of Trust Property)

Article 9	To request registration of a pledge or indication of trust property concerning shares issued by the Company, the parties must sign or affix their seal to a request form in the format prescribed by the Company and submit it to the Company. The same procedure applies for cancellation of such registration or indication.

(Fees)

Article 10	When making a request as stipulated in the preceding two articles, the fees prescribed by the Company must be paid.

(Record Date)

Article 11	The Company shall deem shareholders with voting rights listed or recorded in the final shareholder register as of the end of each fiscal year to be shareholders entitled to exercise rights at the regular shareholders’ meeting for that fiscal year.

②	In addition to the preceding paragraph, when necessary, the Company may, after prior public notice, designate shareholders or registered pledgees of shares listed or recorded in the final shareholder register as of a specified date as the shareholders or registered pledgees of shares entitled to exercise rights.

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(Shareholder Registry Administrator)

Article 12	The Company shall appoint a Shareholder Register Administrator.

②	The shareholder registry administrator and the location where its affairs are handled shall be determined by resolution of the Board of Directors.

③	The preparation of the Company’s shareholder register and stock option register, their maintenance, and other matters concerning these registers shall be entrusted to the Shareholder Register Administrator and shall not be handled by the Company.

(Stock Handling Regulations)

Article 13	The handling of the Company’s shares and related fees shall be governed by laws and regulations, these Articles of Incorporation, and the Share Handling Regulations established by the Board of Directors.

Chapter 3 Class A Preferred Shares

(Distribution of Residual Assets)

Article 14	When distributing residual assets, the Company shall distribute to holders of Class A Preferred Shares (hereinafter referred to as “Class A Preferred Shareholders”) or registered pledgees thereof prior to holders of Common Shares, an amount equal to one (1) times the paid-in amount per Class A Preferred Share (the “Class A Preferred Residual Distribution Amount”). If stock splits, consolidations, or similar events occur, appropriate adjustments shall be made to prevent dilution.

②	In the distribution described in the preceding paragraph, if the total amount of residual assets distributed to Class A preferred shareholders and holders of registered pledges on Class A preferred shares is less than the total amount of residual assets allocated to Class A preferred shares, the Company shall distribute the residual assets in proportion to the shareholding ratios of the Class A preferred shareholders and holders of registered pledges on Class A preferred shares.

③	If any residual assets remain after the distribution of the Class A Preferred Residual Asset Distribution Amount to Class A Preferred Shareholders or holders of registered pledges of Class A Preferred Shares, the Company shall distribute to such Class A Preferred Shareholders or holders of registered pledges of Class A Preferred Shares, per Class A Preferred Share, the amount of residual assets per share of Common Stock, multiplied by the number of shares of Common Stock that could be received per share of Class A Preferred Stock if, at that time, Common Stock were to be delivered to the Company in exchange for the Class A Preferred Stock (rounded to the nearest hundredth).

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(Measures in Case of Merger, Share Exchange, Share Transfer, Share Transfer to Third Party, or Company Split)

Article 15	The Company shall, in the event of an absorption-type merger or a merger by formation in which the Company becomes the dissolving company; a share exchange or a joint share transfer in which the Company becomes a wholly-owned subsidiary; a transfer of shares in which a specific third party, together with its subsidiaries and affiliated companies, acquires more than 50% of the total voting rights of the Company’s issued shares; or an absorption-type split involving a distribution of surplus as prescribed in Article 758, Item 8(b) or Article 760, Item 7(b) of the Companies Act, or a new-entity split involving a distribution of surplus as prescribed in Article 763, Paragraph 1, Item 12(b) or Article 765, Paragraph 1, Item 8(b) of the same Act (hereinafter referred to as “Mergers, etc.”) shall ensure that, prior to common shareholders or common registered share pledgees, Class A preferred shareholders or Class A preferred registered share pledgees are allocated shares of the surviving company, the newly established company, or the wholly-owned parent company, as well as cash and other assets (hereinafter referred to as “Allotted Shares, etc.”) in an amount equivalent to the Class A preferred residual asset distribution amount per Class A preferred share.

②	In the allocation described in the preceding paragraph, if the total value of the Allotted Shares, etc. allocated to Class A Preferred Shareholders and Class A Preferred Registered Share Pledgees is less than the total amount of the Class A Preferred Residual Assets, the Company shall allocate the Allotted Shares, etc. in proportion to the shareholding ratios of the Class A Preferred Shareholders and Class A Preferred Registered Share Pledgees.

③	If, after the Allotted Shares, etc. equivalent to the Class A Preferred Residual Asset Distribution Amount have been allocated to Class A Preferred Shareholders or Class A Preferred Registered Share Pledgees, there remain any Allotted Shares, etc. to be allocated to the Company’s shareholders, the Company shall pay to the Class A Preferred Shareholders or Class A Preferred Registered Share Pledgees, per Class A Preferred Share, the amount equivalent to the Allotment Shares, etc. per share of Common Stock, multiplied by the number of shares of Common Stock that could be received per share of Class A Preferred Stock if, at that time, Common Stock were to be delivered in exchange for the acquisition of Class A Preferred Stock by the Company (rounded to the nearest hundredth).

(Voting Rights)

Article 16	Each Class A Preferred Shareholder shall have one (1) voting right per share at shareholders’ meetings.

(Stock Split, Stock Consolidation, and Subscription Rights)

Article 17	When the Company conducts a stock split or reverse stock split, it shall do so simultaneously and in the same proportion for both common stock and Class A preferred stock.

②	When the Company grants shareholders the right to receive an allocation of offered shares, the right to receive an allocation of offered stock acquisition rights, or the right to receive an allocation of bonds with stock acquisition rights, the Company shall, as appropriate in each case, grant ordinary shareholders the right to receive an allocation of common stock, stock acquisition rights for common stock, or bonds with stock acquisition rights for common stock; and grant Class A preferred shareholders the right to receive an allocation of Class A preferred stock, the right to receive an allocation of stock options for Class A preferred stock, or the right to receive an allocation of bonds with stock options for Class A preferred stock, respectively, simultaneously and in the same proportion.

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③	When the Company when making a gratis allocation of shares or a gratis allocation of stock acquisition rights, shall, depending on each case, make a gratis allocation of common shares or a gratis allocation of stock acquisition rights for common shares to common shareholders, and a gratis allocation of Class A preferred shares or a gratis allocation of stock acquisition rights for Class A preferred shares to Class A preferred shareholders, respectively, simultaneously and in the same proportion.

(Right to Request Conversion into Common Stock)

Article 18	A Class A Preferred Shareholder may, at any time, request the Company to deliver common stock of the Company in exchange for the Class A Preferred Stock held by such shareholder (hereinafter referred to as “Conversion”), subject to the conditions set forth in Paragraph 2 of this Article.

②	The conditions for the Conversion of Class A Preferred Stock shall be as follows:

(1) One share of Class A Preferred Stock may be converted into one shares of common stock. However, if the price of common stock, or the price of ADSs equivalent to the price of common stock, falls to $0.50 or less per share for 20 consecutive trading days, one share of Class A Preferred Stock may be converted into two shares of common stock.

(2) Adjustment of the Number of Shares to be Converted

The number of shares to be converted shall be adjusted as follows if any of the events listed below occurs after the issuance of Class A Preferred Stock.

If the Company conducts a stock split, reverse stock split, or issuance through a shareholder allotment (hereinafter referred to as “Stock Split, etc.”), the number of common shares to be delivered shall be adjusted using the following formula. Number of Shares to be Delivered After Adjustment = Number of Shares to be Delivered Before Adjustment × Ratio of Split or Reverse Split

Chapter 4 General Meeting of Shareholders

(Convocation)

Article 19	The Company’s regular shareholders’ meeting shall be convened in December each year. Extraordinary shareholders’ meetings shall be convened as necessary.

(Record Date for Regular Shareholders’ Meetings)

Article 20	The record date for voting rights at the Company’s regular general meeting of shareholders shall be September 30 of each year.

(Omission of Convening Procedures)

Article 21	A shareholders’ meeting may be held without following the convening procedures if all shareholders entitled to exercise voting rights at that meeting consent.

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(Convening Authority and Chairperson)

Article 22	The Board of Directors resolves convocation of the shareholders’ meeting, and President and Director shall send a convocation notice to the shareholders. President and Director or the COO and Director shall serve as its chairperson.

②	In the event of an accident involving both the President and Director and the COO and Director, another Director shall send a convocation notice to the shareholders and preside over it in accordance with the order predetermined by the Board of Directors.

(Method of Resolution)

Article 23	Resolutions at the shareholders’ meeting shall be adopted by a majority of the voting rights of shareholders present and entitled to exercise their voting rights, unless otherwise provided by law or these Articles of Incorporation.

②	Resolutions stipulated in Article 309, Paragraph 2 of the Companies Act shall be adopted by a majority of two-thirds or more of the voting rights of shareholders present who hold one-third or more of the total voting rights of shareholders entitled to exercise their voting rights.

(Omission of Shareholders’ Meeting Resolutions)

Article 24	Where a proposal concerning a matter intended to be resolved by a resolution of the shareholders’ meeting is made by a director or a shareholder, and all shareholders entitled to exercise voting rights consent to such proposal in writing or by electromagnetic record, such proposal shall be deemed to have been approved by a resolution of the shareholders’ meeting.

(Proxy Exercise of Voting Rights)

Article 25	A shareholder may appoint one other shareholder of the Company as proxy to exercise their voting rights.

②	Shareholders or proxies must submit a written document proving proxy authority to the Company for each shareholders’ meeting.

(Minutes of Shareholders’ Meetings)

Article 26	Minutes shall be prepared for the proceedings of the shareholders’ meeting, recording the matters prescribed by laws and regulations, and shall be kept at the Company’s head office for ten years.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 27	The Company shall have no more than seven directors.

②	Among the directors referred to in the preceding paragraph, the number of directors who are Audit Committee members shall not exceed three.

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(Method of Appointment)

Article 28	Directors shall be elected by resolution of the General Meeting of Shareholders, divided into directors who are members of the Audit and Supervisory Committee and other directors.

②	Resolutions for the appointment of directors shall be adopted by a majority vote of the shareholders present who hold one-third or more of the voting rights of shareholders entitled to exercise their voting rights.

③	Resolutions for the appointment of directors shall not be made by cumulative voting.

(Term of Office)

Article 29	The term of office for directors (excluding directors who are members of the Audit and Supervisory Committee) shall end at the conclusion of the regular shareholders’ meeting for the final fiscal year ending within one year after their appointment.

②	The term of office of a Director who is also an Audit Committee Member shall be until the conclusion of the ordinary general meeting of shareholders for the final fiscal year ending within two years after their appointment.

③	The term of office of a Director who is a member of the Audit and Supervisory Committee appointed as a replacement for a Director who is a member of the Audit and Supervisory Committee who resigned before the expiration of his/her term shall be until the expiration of the term of the Director who is a member of the Audit and Supervisory Committee who resigned.

④	The period during which the resolution appointing a replacement director serving as an Audit and Supervisory Committee member remains effective shall be until the commencement of the regular shareholders’ meeting for the final fiscal year ending within two years after the appointment.

(Representative Directors and Directors with Specific Duties)

Article 30	The Board of Directors shall select a Representative Director from among the directors (excluding directors who are Audit Committee Members) by resolution.

②	The Board of Directors may, by resolution, designate from among the directors (excluding directors serving as Audit and Supervisory Committee members) one President, Vice Presidents, and a certain number of Senior Managing Directors and Managing Directors.

③	Pursuant to the provisions of Article 399-13, Paragraph 6 of the Companies Act, the Company may, by resolution of the Board of Directors, delegate all or part of the decision-making regarding important business operations to directors.

(Authority to Convene and Chair the Board of Directors)

Article 31	Unless otherwise provided by law, the President and Director or the COO and Director shall convene the Board of Directors and serve as its chairperson.

②	In the event of a vacancy or incapacity of the President and Director and the COO and Director, another Director shall convene the Board of Directors and preside over it in accordance with the order predetermined by the Board of Directors.

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(Notice of Board of Directors Meetings)

Article 32	Notice of the Board of Directors meeting shall be given to each director at least three days prior to the meeting date. However, this period may be shortened in cases of emergency.

②	If all directors consent, a Board meeting may be held without following the convening procedures.

(Omission of Board Resolution)

Article 33	The Company shall deem a resolution of the Board of Directors to have been adopted when the requirements of Article 370 of the Companies Act are satisfied.

(Minutes of Board Meetings)

Article 34	The gist of the proceedings and the results of the Board of Directors meeting, as well as other matters prescribed by laws and regulations, shall be recorded in the minutes, which shall be signed and sealed or electronically signed by the attending directors.

(Board of Directors Regulations)

Article 35	Matters concerning the Board of Directors shall be governed by laws and regulations, these Articles of Incorporation, and the Board of Directors Regulations established by the Board of Directors.

(Exemption from Liability of Directors)

Article 36	The Company may, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, exempt directors (including former directors) from liability for damages arising from negligence in the performance of their duties, within the limits prescribed by law, by resolution of the Board of Directors.

②	The Company may enter into contracts with directors (excluding executive directors, etc.) to limit liability for damages under Article 423, Paragraph 1 of the Companies Act, pursuant to Article 427, Paragraph 1 of the same Act. However, the maximum amount of liability for damages under such contracts shall be the minimum liability amount prescribed by law.

(Compensation, etc.)

Article 37	The remuneration, bonuses, and other property benefits received from the Company as compensation for the performance of duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders, distinguishing between directors who are members of the Audit and Supervisory Committee and other directors.

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Chapter 6 Audit and Supervisory Committee

(Notice of Audit and Supervisory Committee Meeting)

Article 38	Notice of meetings of the Audit and Supervisory Committee shall be issued to each member of the Audit and Supervisory Committee at least three days prior to the meeting date. However, this period may be shortened in cases of urgent necessity.

②	When all Audit and Supervisory Committee members consent, the committee may be convened without following the regular notice procedures.

(Method of Resolution by the Audit and Supervisory Committee)

Article 39	Resolutions of the Audit and Supervisory Committee shall be made by a majority vote of the Audit and Supervisory Committee members present, provided that a majority of the Audit and Supervisory Committee members eligible to vote are present.

(Minutes of the Audit and Supervisory Committee)

Article 40	The gist of the proceedings and the results of the Audit and Supervisory Committee meeting, as well as other matters prescribed by laws and regulations, shall be recorded in the minutes. Attending Audit and Supervisory Committee members shall sign and affix their seals or provide electronic signatures to these minutes.

(Audit and Supervisory Committee Regulations)

Article 41	Matters concerning the Audit and Supervisory Committee shall be governed by the Audit and Supervisory Committee Regulations established by the Audit and Supervisory Committee, in addition to those stipulated by laws and regulations or the Articles of Incorporation.

Chapter 7 Accounting Auditor

(Appointment of Accounting Auditor)

Article 42	The Company shall appoint an Accounting Auditor.

(Appointment of the Accounting Auditor)

Article 43	The Accounting Auditor shall be appointed by resolution of the General Meeting of Shareholders.

(Term of Office of the Accounting Auditor)

Article 44	The term of office of the Accounting Auditor shall be until the conclusion of the regular shareholders’ meeting for the fiscal year ending within one year after appointment.

②	Unless otherwise resolved at the regular shareholders’ meeting referred to in the preceding paragraph, the auditor shall be deemed to have been reappointed at that regular shareholders’ meeting.

(Compensation of the Accounting Auditor)

Article 45	The remuneration, etc., of the Accounting Auditor shall be determined by resolution of the Board of Directors with the consent of the Audit and Supervisory Committee.

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Chapter 8 Calculation

(Fiscal Year)

Article 46	The fiscal year of the Company shall be from October 1 of each year to September 30 of the following year.

(Record Date for Dividend Distribution)

Article 47	The record date for the Company’s year-end dividend shall be September 30 of each year.

②	The record date for the Company’s interim dividends shall be March 31 of each year.

③	In addition to the preceding two paragraphs, dividends may be paid based on other record dates.

(Statute of Limitations for Dividends)

Article 48	If the dividend property is money, the Company shall be released from its obligation to pay if the dividend remains unclaimed for a full three years after the commencement of payment.

(Matters Not Provided for in the Articles of Incorporation)

Article 49	Matters not provided for in these Articles of Incorporation shall be governed by the provisions of the Companies Act and other applicable laws and regulations.

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Supplementary Provisions

(Transitional Measures Concerning Liability Exemption for Auditors)

1. The Company may, within the limits prescribed by law, exempt auditors (including former auditors) from liability for damages under Article 423, Paragraph 1 of the Companies Act for acts performed prior to the conclusion of the Extraordinary General Meeting of Shareholders on September 30, 2025, by resolution of the Board of Directors.

2. Contracts limiting the liability for damages under Article 423, Paragraph 1 of the Companies Act for acts of auditors (including former auditors) prior to the conclusion of the Extraordinary General Meeting of Shareholders on September 30, 2025, shall continue to be governed by the provisions of Article 41, Paragraph 2 of the Articles of Incorporation as they existed prior to amendment by resolution of said Extraordinary General Meeting of Shareholders.

End

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